                                                                    EXHIBIT 99.1

News Release                                             FMC Technologies Inc
                                                         200 East Randolph Drive
                                                         Chicago, IL 60601
[Logo of FMC Technonogies]
                                                         1803 Gears Road
                                                         Houston, TX 77067



        For Release:  Immediate

        Media         Marvin Brown          (281) 591-4212
                      Bruce Bullock         (281) 591-4429
        Investors     Dave Grzebinski, CFA  (312) 861-6414


FMC Technologies Reports Fourth Quarter and Full Year 2002 Earnings Per Share of $0.37 and $0.96

Highlights:

     . Fourth quarter 2002 earnings per diluted share of $0.37, up 16 percent from fourth quarter 2001 results

     . Full year 2002 earnings per diluted share of $0.96, up 60 percent and 17 percent from GAAP and pro forma results a year ago

     . Strong free cash flow reduces net debt to $203 million, down from $231 million at the end of the third quarter

     . Backlog surges to a record high of $1.15 billion on strength of Energy Production Systems' inbound orders

     CHICAGO and HOUSTON, January 27, 2003 - FMC Technologies, Inc. (NYSE: FTI) today reported fourth quarter 2002 sales of $580 million and net income of $0.37 per diluted share, which was up 16 percent compared to the same period last year. Full year 2002 sales were $2.07 billion. Earnings, before the cumulative effect of a change in accounting principle, of $0.96 per diluted share are up 60 percent and up 17 percent, respectively, from 2001 GAAP earnings per share and income per share on a pro forma basis (see schedule below reconciling pro forma income per share to GAAP diluted EPS).

     "We are very pleased with our earnings and inbound results for the year, as we were able to meet our expectations despite very difficult market conditions," said Joseph H. Netherland, Chairman, President and Chief Executive Officer. "Our fourth quarter 2002 earnings of $0.37 per share reflected the continued strength in subsea systems, offset by the impact of difficult market conditions that affected many of our other businesses.

     "Weakness in the U.S. rig count impacted our surface completion and Weco(R)/Chiksan(R) businesses, while the soft U.S. economy discouraged capital investment by our FoodTech customers," Netherland continued. "The Halvorsen Loader program with the U.S. Air Force mitigated the adverse effects of reduced commercial airline capital expenditures that continue to affect our Airport Systems business. Based on current market and economic conditions, we expect earnings per share for full year 2003 to be in the range of $1.05 to $1.10."

                                     -more-

Page 2 - FMC Technologies Reports Fourth Quarter 2002 Results



-------------------------------------------------------------------------------------------------------------------
                                                            Three Months Ended            Twelve Months Ended
                                                              December 31,                    December 31,
                                                              ------------                    ------------
                                                           2002          2001             2002           2001
                                                           ----          ----             ----           ----
Income per share (pro forma basis)                                                                     $  0.82
Less:

    Asset impairment and restructuring charges (a)                                                       (0.16)
    Income tax provisions related to our
    separation from FMC Corporation (b)                                                                  (0.13)
Add:

    Pro forma interest expense (c)                                                                        0.07
                                                        -----------   -----------      -----------    ------------

Diluted earnings per common share:
----------------------------------
Income before the cumulative effect of changes
    in accounting principles                             $ 0.37        $ 0.32           $  0.96        $  0.60
Cumulative effect of changes in accounting principles         -             -             (2.90)         (0.07)
                                                        -----------   -----------      -----------    ------------
Diluted earnings (loss) per common share                 $ 0.37        $ 0.32           $ (1.94)       $  0.53
                                                        -----------   -----------      -----------    ------------
-------------------------------------------------------------------------------------------------------------------

     (a) In 2001, we recorded asset impairment and restructuring charges. The restructuring charges were related primarily to headcount reductions in response to adverse market conditions in certain businesses. See attached "Business Segment Data" for additional information.

     (b) In 2001, we recorded income tax charges related to repatriation of a portion of offshore earnings and the reorganization of our worldwide entities in anticipation of our separation from FMC Corporation.

     (c) Prior to June 1, 2001, our results were carved out from the consolidated financial statements of FMC Corporation. Pro forma interest expense represents an estimate of the additional interest expense prior to June 1, 2001, that we may have incurred had we been a stand-alone entity.

Review of Operations - Fourth Quarter 2002
------------------------------------------

     Sales for Energy Systems (comprising Energy Production Systems and Energy Processing Systems) were $384 million in the fourth quarter of 2002, up 14 percent from $337 million in the fourth quarter of 2001 and 13 percent from $340 million in the third quarter of 2002. Earnings for the current quarter were $27.6 million, down 6 percent from $29.2 million in the same period last year and up 55 percent from $17.8 million in the third quarter of 2002.

     Energy Production Systems' year-over-year fourth quarter sales and profits increased 25 percent and 6 percent, respectively. Sales and profits rose sequentially from the third quarter by 13 percent and 29 percent, respectively. Energy Production Systems' profits increased to a new record from a record fourth quarter a year ago due to strong subsea sales and the absence of goodwill amortization resulting from the adoption of Statement of Financial Accounting Standards No. 142 (SFAS 142), partially offset by lower results in surface completion systems and floating production systems.

     Energy Processing Systems' fourth quarter sales were down 7 percent year-over-year, and profits decreased 18 percent. Weakness in the U.S. land drilling market severely impacted Weco(R)/Chiksan(R) sales and profits. This weakness was somewhat offset by profit improvements in blending and transfer systems, as well as the absence of goodwill amortization expense.

     Energy Systems' inbound orders were $553 million for the fourth quarter, up 60 percent from $345 million in the year-ago period. Sequentially, inbound orders were up 72 percent from $322 million in the third quarter of 2002. Energy Systems' total backlog at the end of the fourth quarter

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

Page 3 - FMC Technologies Reports Fourth Quarter 2002 Results


was $933 million, up 38 percent from $676 million at the end of the fourth quarter of 2001 and up 22 percent from $763 million at the end of the third quarter of 2002. Energy Systems' solid inbound and backlog performance for the quarter was driven by strength in Energy Production Systems, which received a large order from Sonatrach as well as orders from subsea customers. Energy Production Systems' inbound orders were up 87 percent from the year ago period and over 100 percent sequentially. Energy Processing Systems' inbound order rate was essentially flat year-over-year and sequentially.

     FoodTech's fourth quarter 2002 sales of $132 million were down 8 percent from $144 million in the fourth quarter of 2001, and earnings of $14.4 million were essentially flat with the year ago period. Sales and profits of freezing systems and food processing equipment were weak in the U.S. and Europe, partially offset by increased activity in Asia. Results were positively affected by cost reduction efforts and the absence of goodwill amortization expense.

     Airport Systems' fourth quarter 2002 sales of $66 million were down 3 percent from $68 million in the fourth quarter of 2001, and earnings of $5.6 million increased substantially from $0.4 million in the prior-year period. Lower sales were primarily attributable to reductions in capital expenditures by commercial airline customers. However, compared to a weak fourth quarter a year ago, earnings improved due to increased deliveries of Halvorsen loaders to the U.S. Air Force.

     Corporate expenses in the fourth quarter of 2002 were $6.5 million, down 32 percent from $9.6 million in the prior-year period. Other expense, net, of $3.8 million in the fourth quarter of 2002 was unfavorable compared to $2.3 million in the prior-year period. Other expense, net, increased largely due to foreign exchange impacts. Net interest expense in the fourth quarter of 2002 was $2.7 million, down from $3.0 million in the fourth quarter of 2001. Due to strong cash flow, debt less cash at the end of the fourth quarter of 2002 was $203 million, down from $231 million at the end of the third quarter of 2002.

     Depreciation and amortization (D&A) for the fourth quarter of 2002 was approximately $13.1 million, down from $14.9 million in the prior-year period. Capital expenditures during the fourth quarter of 2002 were $19.8 million.

Full Year 2002 Results
----------------------

     For the full year 2002, sales of $2.07 billion were up 7 percent from $1.93 billion in 2001, reflecting the continued strength in Energy Production Systems. Income, before the cumulative effect of an accounting change, was $64.1 million, compared to income on a pro forma basis of $54.0 million in 2001.

     Energy Systems' sales in 2002 of $1.33 billion were up 19 percent from $1.13 billion in 2001. Earnings of $77.5 million were up 8 percent from $71.9 million in 2001. For the full year 2002, Energy Production Systems' sales of $940 million were up 30 percent, and profits of $50.4 million were up 23 percent from 2001 levels, based primarily on the strength in subsea systems. Energy Processing Systems' 2002 sales and profits, respectively, were $396 million, down 1 percent, and $27.1 million, down 12 percent. Lower Energy Processing Systems' profits were a result of lower sales in the Weco(R)/Chiksan(R) product lines, partially offset by improved results in loading systems, as well as the benefit of the absence of goodwill amortization expense.

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

Page 4 - FMC Technologies Reports Fourth Quarter 2002 Results

     Energy Systems' inbound orders for the full year 2002 of $1.59 billion were up 16 percent from the year-ago level. Energy Production Systems' year-over-year inbound order growth of 23 percent came from increased subsea systems orders, while Energy Processing Systems' inbound orders were down 3 percent. Backlog for Energy Systems ended the year at $933 million, up 38 percent from year-end 2001.

     FoodTech's sales in 2002 of $497 million declined 3 percent from $513 million in 2001. Earnings in 2002 of $43.3 million improved 9 percent compared to $39.6 million in 2001. A decrease in amortization expense, together with cost cutting efforts, drove the profit improvement.

     Airport Systems' sales in 2002 of $245 million were down 18 percent from $300 million in 2001. Earnings for Airport Systems in 2002 were $15.8 million, declining 13 percent from $18.1 million in 2001. Decreased volumes of commercial airline equipment contributed to lower results, which were offset somewhat by significantly higher volumes of Halvorsen loaders delivered to the U.S. Air Force. In 2002, Airport Systems delivered 133 Halvorsen loaders, compared to 19 units delivered in 2001.

     Corporate expenses for the full year 2002 were $24.1 million, down 29 percent compared to $33.8 million in 2001. Other expense, net, for 2002 totaled $9.7 million compared to $4.4 million in 2001, largely due to foreign exchange impacts. Net interest expense was $12.5 million in 2002, compared to $17.4 million on a pro forma basis in 2001. D&A for 2002 was $48.6 million. Capital expenditures of $68.1 million for 2002 were at a high level similar to 2001 due to Energy Production Systems' spending.

Summary
-------

     FMC Technologies increased earnings in 2002, despite difficult market conditions that affected many of its businesses. Within Energy Systems, subsea systems sales were strong throughout the year due to the secular trend toward offshore deepwater development, while lower U.S. land-based exploration and production activity negatively impacted both the surface completion and Weco(R)/Chiksan(R) businesses. Economic activity in the United States was slow throughout 2002, which adversely affected the food processing and commercial airline industries. Economic conditions in the United States have not yet significantly improved and most commercial airlines are expected to experience difficulties for the foreseeable future; however, subsea energy activity is anticipated to continue to be strong.

                                      # # #

     FMC Technologies, Inc. (www.fmctechnologies.com) is a global leader providing mission-critical technology solutions for the energy, food processing and air transportation industries. The Company designs, manufactures and services technologically sophisticated systems and products for its customers through its Energy Systems (comprising Energy Production and Energy Processing), FoodTech and Airport Systems businesses. FMC Technologies employs approximately 8,200 people at 35 manufacturing facilities in 16 countries.

     FMC Technologies, Inc., which was formed in connection with a strategic reorganization of FMC Corporation, completed an initial public offering of 17 percent of its stock in June 2001. On December 31, 2001, FMC Corporation distributed its remaining ownership of FMC Technologies' common stock to FMC Corporation shareholders in the form of a dividend. For periods prior to June 1, 2001, the historical financial statements have been carved out from the consolidated financial statements of FMC Corporation; consequently, they do not necessarily reflect debt or interest expense that FMC Technologies may have incurred if it had been a stand-alone entity. FMC Technologies, Inc. provides

                                    - more -

Page 5 - FMC Technologies Reports Fourth Quarter 2002 Results

pro forma results as a basis for comparison. These results are not presented in accordance with, or intended as an alternative for amounts measured under generally accepted accounting principles and may be different from pro forma measures used by other companies.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Technologies' 2001 Form 10-K and other filings with the U.S. Securities and Exchange Commission. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Technologies does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

FMC Technologies, Inc. will conduct its fourth quarter and full year 2002 conference call at 10:00 a.m. (Eastern Standard Time) on Tuesday, January 28. The event will be available at www.fmctechnologies.com. It also will be available for replay after the event at the same website address.


                                    - more -

              FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
              ----------------------------------------------------
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                   -------------------------------------------
              (Unaudited and in millions, except per share amounts)

                                                Three Months Ended     Twelve Months Ended
                                                    December 31            December 31
                                                ------------------    ----------------------
                                                  2002       2001        2002         2001
                                                -------    -------    ---------    ---------
Revenue                                         $ 580.2    $ 546.4    $ 2,071.5    $ 1,927.9

Operating costs and expenses                      542.4      513.6      1,966.5      1,835.3
Asset impairments (1)                                 -          -            -          1.3
Restructuring charges (1)                             -          -            -         15.5
                                                -------    -------    ---------    ---------
Total costs and expenses                          542.4      513.6      1,966.5      1,852.1
                                                -------    -------    ---------    ---------
                                                   37.8       32.8        105.0         75.8

Minority interests                                  0.5        0.5          2.2          1.2
Net interest expense                                2.7        3.0         12.5         11.1
                                                -------    -------    ---------    ---------
Income before income taxes                         34.6       29.3         90.3         63.5
Provision for income taxes (1)                     10.1        7.9         26.2         24.1
                                                -------    -------    ---------    ---------
Income before the cumulative effect of
  changes in accounting principles                 24.5       21.4         64.1         39.4
Cumulative effect of changes in accounting
  principles, net of income taxes (2)                 -          -       (193.8)        (4.7)
                                                -------    -------    ---------    ---------

Net income (loss)                               $ 24.5     $  21.4    $  (129.7)   $    34.7
                                                =======    =======    =========    =========
Basic earnings (loss) per common share:
  Income before the cumulative effect of
    changes in accounting principles            $  0.38    $  0.33    $    0.98    $    0.60
  Cumulative effect of changes in
    accounting principles (2)                         -          -        (2.97)       (0.07)
                                                -------    -------    ---------    ---------
  Earnings (loss) per common share (3)          $  0.38    $  0.33    $   (1.99)   $    0.53
                                                =======    =======    =========    =========
Average number of shares used in basic
  earnings (loss) per share computations (3)       65.3       65.0         65.3         65.0
                                                =======    =======    =========    =========

Diluted earnings (loss) per common share:
  Income before the cumulative effect of
    changes in accounting principles            $  0.37    $  0.32    $    0.96    $    0.60
  Cumulative effect of changes in accounting
    principles (2)                                    -          -        (2.90)       (0.07)
                                                -------    -------    ---------    ---------
  Earnings (loss) per common share (3)          $  0.37    $  0.32    $   (1.94)   $    0.53
                                                =======    =======    =========    =========
Average number of shares used in diluted
  earnings (loss) per share computations (3)       66.8       66.2         66.8         65.9
                                                =======    =======    =========    =========


(1) For the twelve months ended December 31, 2001, asset impairments and restructuring charges included in income amounted to $10.4 million on an after tax basis. In addition, the Company's income tax provision for the twelve months ended December 31, 2001, included charges of $8.9 million related to repatriation of a portion of offshore earnings and the reorganization of the Company's worldwide entities in anticipation of the Company's separation from FMC Corporation.

(2) The cumulative effect of changes in accounting principles, net of income taxes, resulted from the adoption of Statement of Financial Accounting Standards No. 142 in 2002 and Statement of Financial Accounting Standards No. 133 in 2001.

(3) Earnings per common share for the twelve months ended December 31, 2001 are presented as if FMC Technologies were retaining its earnings since January 1, 2001 and had completed its initial public offering on January 1, 2001.

              FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
              ----------------------------------------------------
                              BUSINESS SEGMENT DATA
                              ---------------------
                           (Unaudited and in millions)

                                                            Three Months Ended         Twelve Months Ended
                                                               December 31                 December 31
                                                           -------------------         -------------------
                                                             2002        2001            2002       2001
                                                           --------    --------        --------   --------
Revenue
-------

Energy Production Systems                                  $ 273.5     $ 219.4       $   940.3    $  725.9
Energy Processing Systems                                    110.0       118.0           395.9       400.0
Intercompany eliminations                                        -        (0.2)           (1.4)       (0.6)
                                                           -------     --------      ----------   ---------
  Subtotal Energy Systems                                    383.5       337.2         1,334.8     1,125.3
FoodTech                                                     132.2       144.2           496.9       512.9
Airport Systems                                               65.7        67.5           245.1       299.8
Intercompany eliminations                                     (1.2)       (2.5)           (5.3)      (10.1)
                                                           --------    --------      ----------   ---------
                                                           $ 580.2     $ 546.4       $ 2,071.5    $1,927.9
                                                           ========    ========      ==========   =========

Income before income taxes
--------------------------

Energy Production Systems                                  $  16.2     $  15.3       $    50.4    $   41.1
Energy Processing Systems                                     11.4        13.9            27.1        30.8
                                                           --------    --------      ----------   ---------
  Subtotal Energy Systems                                     27.6        29.2            77.5        71.9
FoodTech                                                      14.4        14.6            43.3        39.6
Airport Systems                                                5.6         0.4            15.8        18.1
                                                           --------    --------      ----------   ---------

Segment operating profit (1)                                  47.6        44.2           136.6       129.6
Corporate expenses                                            (6.5)       (9.6)          (24.1)      (33.8)
Other expense, net                                            (3.8)       (2.3)           (9.7)       (4.4)
                                                           --------    --------      ----------   ---------

Operating profit before asset impairment, restructuring
  charges, net interest expense and income taxes              37.3        32.3           102.8        91.4
Asset impairment (2)                                             -           -               -        (1.3)
Restructuring charges (3)                                        -           -               -       (15.5)
Net interest expense                                          (2.7)       (3.0)          (12.5)      (11.1)
                                                           --------    --------      ----------   ---------
Income before income taxes and the cumulative effect
  of changes in accounting principles                      $  34.6     $  29.3       $    90.3    $   63.5
                                                           ========    ========      ==========   =========

(1) Segment operating profit comparability is affected by the Company's adoption of the provisions of SFAS No. 142 effective January 1, 2002, at which time the recording of goodwill amortization expense ceased. Goodwill amortization expense in 2001 by segment was as follows:

                                     Three Months       Twelve Months
                                     Ended Dec 31,      Ended Dec 31,
                                        2001               2001
                                     -------------      -------------
Energy Production Systems            $        0.8       $        3.1
Energy Processing Systems                     1.1                4.7
                                     -------------      -------------
   Subtotal Energy Systems                    1.9                7.8
FoodTech                                      1.1                4.6
Airport Systems                               0.3                0.6
                                     -------------      -------------
Total goodwill amortization          $        3.3       $       13.0
                                     =============      =============

(2) The asset impairment in 2001 relates to FoodTech.

(3) Restructuring charges in 2001 relate to FoodTech ($5.2 million), Energy Processing Systems ($5.1 million), Airport Systems ($3.7 million), Energy Production Systems ($1.1 million), and Corporate ($0.4 million).

              FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
              ----------------------------------------------------
                              BUSINESS SEGMENT DATA
                              ---------------------
                           (Unaudited and in millions)

                                         Three Months Ended         Twelve Months Ended
                                            December 31                 December 31
                                       ---------------------       -----------------------
                                          2002        2001           2002         2001
                                       --------     --------       ---------    ----------
Inbound Orders
--------------

Energy Production Systems              $  444.4     $  238.1       $ 1,191.5     $   965.4
Energy Processing Systems                 108.8        107.3           400.1         411.3
                                       --------     --------       ---------     ---------
   Subtotal Energy Systems                553.2        345.4         1,591.6       1,376.7
FoodTech                                  133.2        148.9           482.7         545.7
Airport Systems                            71.4        100.9           193.7         332.6
                                       --------     --------       ---------     ---------
                                       $  757.8     $  595.2       $ 2,268.0     $ 2,255.0
                                       ========     ========       =========     =========

                                          December 31
                                       --------------------
                                          2002        2001
                                       ---------    -------
Order Backlog
-------------

Energy Production Systems              $   822.5    $ 570.9
Energy Processing Systems                  110.0      105.0
                                       ---------    -------
   Subtotal Energy Systems                 932.5      675.9
FoodTech                                   107.2      121.4
Airport Systems                            112.0      163.4
                                       ---------    -------
                                       $ 1,151.7    $ 960.7
                                       =========    =======

              FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
              ----------------------------------------------------
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                      -------------------------------------
                                  (In millions)

                                                                           December 31,
                                                                               2002               December 31,
                                                                           (Unaudited)                2001
                                                                           ------------           ------------
Cash and cash equivalents                                                   $      32.4            $      28.0
Accounts receivable, net                                                          419.2                  375.9
Inventories                                                                       273.1                  269.6
Other current assets                                                               87.9                   81.6
                                                                           ------------           ------------
   Total current assets                                                           812.6                  755.1

Property, plant & equipment, net                                                  306.1                  275.3
Goodwill                                                                           83.6                  311.6
Intangible assets, net                                                             36.3                   35.5
Other assets                                                                      124.1                   60.4
                                                                           ------------           ------------
Total assets                                                                $   1,362.7            $   1,437.9
                                                                           ============           ============

Short-term debt and current portion of long-term debt                            $ 59.5            $      78.9
Accounts payable, trade and other                                                 421.2                  369.4
Other current liabilities                                                         247.5                  232.5
                                                                           ------------           ------------
   Total current liabilities                                                      728.2                  680.8

Long-term debt                                                                    175.5                  194.1
Other liabilities                                                                 155.2                  144.8
Common stock                                                                        0.7                    0.7
Other stockholders' equity                                                        303.1                  417.5
                                                                           ------------           ------------
Total liabilities and stockholders' equity                                  $   1,362.7            $   1,437.9
                                                                           ============           ============

              FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
              ----------------------------------------------------
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                 ----------------------------------------------
                           (Unaudited and in millions)

                                                                                    Twelve Months
                                                                                        Ended
                                                                                    December 31,
                                                                                   ---------------
                                                                                     2002    2001
Cash provided (required) by operating activities of continuing operations:

   Net income before the cumulative effect of changes in accounting principles      $ 64.1  $ 39.4
   Depreciation and amortization                                                      48.6    57.8
   Other                                                                               6.3   (20.9)
                                                                                    ------  ------
Net cash provided by operating activities of continuing operations                   119.0    76.3
                                                                                    ------  ------
Net cash required by discontinued operations                                          (5.3)   (7.3)
                                                                                    ------  ------
Cash provided (required) by investing activities:
   Capital expenditures                                                              (68.1)  (67.6)
   Other                                                                               1.7     3.2
                                                                                    ------  ------
Net cash provided (required) by investing activities                                 (66.4)  (64.4)
                                                                                    ------  ------
Cash provided (required) by financing activities:
   Net increase (decrease) in short-term debt                                        (19.5)   38.2
   Net increase (decrease) in long-term debt                                         (20.6)  194.2
   Payments to FMC Corporation, net of contributions received                         (4.4) (432.0)
   Issuance of capital stock, net of stock acquired for employee benefit plans         1.0   207.2
                                                                                    ------  ------
Net cash provided (required) by financing activities                                 (43.5)    7.6
                                                                                    ------  ------
Effect of changes in foreign exchange rates on cash and cash equivalents               0.6    (2.0)
                                                                                    ------  ------
Increase in cash and cash equivalents                                                  4.4    10.2

Cash and cash equivalents, beginning of period                                        28.0    17.8
                                                                                    ------  ------
Cash and cash equivalents, end of period                                            $ 32.4  $ 28.0
                                                                                    ======  ======